Exhibit 99

NEWS RELEASE

For Immediate Release

April 15, 2005

For Further Information Contact:

Charles R. Hageboeck, Chief Executive Officer and President

(304) 769-1102

City Holding Company Announces First Quarter Earnings

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ:CHCO), a $2.2 billion bank holding company headquartered in Charleston, today announced net income for the first quarter of $11.7 million, or diluted earnings per share of $0.69 compared to $11.0 million, or $0.65 per diluted share in the first quarter of 2004, a 6.2% increase. For the first quarter of 2005, the Company achieved a return on assets of 2.11%, a return on equity of 20.92%, a net interest margin of 4.40%, and an efficiency ratio of 47.4%, placing the Company among the most profitable banks for the quarter. At March 31, 2005 the book value of the Company’s common stock was $13.20 per share compared to a book value of $12.09 per share at March 31, 2004, representing a 9.2% increase.

The Company continues to demonstrate strong performance across all measures. Targeted loan balances grew significantly, with commercial real estate loans up 17.6% since March 31, 2004, residential real estate balances up 5.5% and home equity loan balances up 3.4% over the same period. Average non-interest and interest bearing demand deposits grew 4.2% from the quarter ended March 31, 2004 to the quarter ended March 31, 2005. Although the average balance of previously securitized loans and retained interests, which yielded 22.4% during the first quarter of 2005, decreased by $42.7 million, the Company was able to sustain the level of net interest income through loan and deposit growth and by positioning the balance sheet to benefit from rising interest rates. Between the first quarter of 2004 and the first quarter of 2005, service charges grew 14.4% and the Company experienced an increase in bank owned life insurance income. Expenses decreased 2.6%, primarily due to lower compensation expense and legal fees.

Balance Sheet Trends

As compared to March 31, 2004, loans have increased $9.5 million at March 31, 2005. Specifically, commercial real estate loan balances grew by $61.3 million and residential real estate loan balances increased by $24.2 million. Offsetting the targeted loan growth, were decreases in previously securitized loans of $42.4 million (see discussion below) and in loan portfolios that the Company has de-emphasized, including decreases in unsecured consumer loans of $12.3 million and decreases in indirect loans of $12.0 million. At March 31, 2005, the Company also had a $10 million short-term loan to Classic Bank. On December 29, 2004, the Company announced that it had entered into a definitive agreement to acquire Classic Bancshares and its principal subsidiary, Classic Bank. This transaction is expected to close on

May 20, 2005, pending approval by Classic’s shareholders. Total average depository balances increased $23.3 million, or 1.4%, from the quarter ended March 31, 2004 to the quarter ended March 31, 2005. This growth was primarily attributable to average non-interest and interest bearing demand deposits, which increased $29.8 million or 4.2%.

Previously Securitized Loans

Between 1997 and 1999, the Company originated and securitized $760 million in 125% loan to value junior-lien underlying mortgages in six separate pools. The Company had a retained interest in the residual cash flows associated with these underlying mortgages after satisfying priority claims. Principal amounts owed to investors in the securitizations were evidenced by securities that were subject to redemption under certain circumstances. Once the Notes were redeemed, the Company became the beneficial owner of the mortgage loans and recorded the loans as “Previously Securitized Loans” within the loan portfolio. The Company exercised its early redemption option with respect to four of the trusts during 2003 and the remaining two trusts during 2004. As a result, carrying balances for “Retained Interests” at March 31, 2004, became classified as “Previously Securitized Loans”. At March 31, 2005, the Company reported “Previously Securitized Loans” of $50.6 million compared to $93.0 million and $58.4 million at March 31, 2004 and December 31, 2004, respectively, representing a decrease of 45.6% and 13.4%, respectively.

Because the carrying value of the previously securitized loans incorporates discounts for expected prepayment and default rates, the carrying value of the loans is generally less than the contractual outstanding balance of the loans. As of March 31, 2005, the contractual outstanding balances of the mortgages securitized were $67.3 million while the carrying value of these assets was $50.6 million. The difference between the carrying value and the contractual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. An impairment charge on previously securitized loans would be provided through the Company’s provision and allowance for loan losses if the discounted present value of estimated future cash flows decline below the recorded value of previously securitized loans.

The Company estimates the net carrying value of previously securitized loan balances to decrease as shown below:

December 31, 2005	$37 million
December 31, 2006	$26 million
December 31, 2007	$19 million
December 31, 2008	$14 million

During the first quarter of 2005, defaults on the previously securitized loans were at a lower rate than expected. Because the previously securitized loans have been experiencing lower default rates than previously assumed, the accretable yield has increased which has caused the yield on the previously securitized loans to increase. In addition, the Company has now assumed the servicing on approximately 55% of the total pool balances as of March 31, 2005 and will have assumed 100% of the servicing by April 30, 2005. This is also expected to have a favorable impact on the accretable yield realized on the previously securitized loans due to the elimination of the servicing fees currently being paid to the external servicing agent. As a result, the yield is now estimated to be in the range of 19% and 23%, depending on defaults and prepayment rates experienced on these loans in the future.

Net Interest Income

During the first quarter of 2005, the Company recorded tax equivalent net interest income of $22.5 million as compared to $22.6 million during the first quarter of 2004. The flat level of net interest income can be primarily attributed to two factors. Decreasing balances of previously securitized loans and retained interests with high yields reduced the amount of interest income reported. Average balances of previously securitized loans and retained interests decreased from $97.6 million for the quarter ended March 31, 2004 to $54.9 million for the quarter ended March 31, 2005. As a result of the decrease in balances of $42.7 million that yielded 18.7% for the first quarter of 2004, interest income related to previously securitized loans and retained interests decreased $1.5 million. Offsetting the decreasing interest income from high yielding previously securitized loans and retained interests were increases in interest income from the Company’s traditional loan portfolio. Primarily as a result of increased average loan balances (excluding previously securitized loans) of $67.5 million from the quarter ended March 31, 2004 to the quarter ended March 31, 2005, interest income attributable to these loan products increased $1.2 million, or 6.7%, for the like period.

The net interest margin for the first quarter of 2005 of 4.40% approximated the first quarter of 2004 net interest margin of 4.42% and represented a 13 basis point increase from the net interest margin of 4.27% for the quarter ended December 31, 2004. In order to offset the decreasing balances of high yielding previously securitized loans and resultant lower levels of interest income from these assets, the Company positioned its balance sheet to benefit from rising interest rates. Since June 2004, the Federal funds rate has increased 175 basis points from 1.00% to 2.75% in March 2005. To manage its interest rate risk, the Company has focused on the origination of variable rate lending in its traditional lending areas of residential real estate, home equity and commercial real estate loan portfolios. Excluding the impact of previously securitized loans and retained interests, the Company’s net interest margin increased 20 basis points, or $1.4 million, from the quarter ended March 31, 2004 to the quarter ended March 31, 2005. Because of the Company’s strong core deposit base of checking accounts and savings accounts, management believes that the increasing interest rate environment will beneficially impact the Company’s net interest income.

Credit Quality

At March 31, 2005, the Allowance for Loan Losses (“ALLL”) was $16.3 million or 1.22% of total loans outstanding and 490% of non-performing loans compared to $17.8 million or 1.31% of loans outstanding and 487% of non-performing loans at December 31, 2004, and $20.2 million or 1.52% of loans outstanding and 432% of non-performing loans at March 31, 2004. The Company recorded no provision for loan losses in the first quarter of 2005 and has not recorded a provision for loan losses since the second quarter of 2002. During the last three years, management has implemented a number of strategic initiatives to strengthen the loan portfolio including tightening credit standards, changing the overall mix of the portfolio to include a higher proportion of real estate secured loans, and identifying and charging-off or resolving problem loans. As a result of these initiatives, the quality of the Company’s loan portfolio has increased significantly as evidenced by the improvement in its ratio of non-performing assets to total loans and other real estate owned from 1.38% at March 31, 2002 to 0.28% at March 31, 2005. As the Company’s asset quality has improved, the ALLL has decreased. However, given the relatively stable credit profile achieved over the last several years, the Company expects that it may begin to record a provision for loan losses within the next three to nine months. Future provisions for loan losses will be dependent upon trends in loan balances including the composition of the loan portfolio, changes in loan quality and loss experience trends, and potential recoveries of previously charged-off loans. The Company believes that its methodology for determining its ALLL adequately provides for probable losses inherent in the loan portfolio at March 31, 2005.

During the first quarter of 2005, the Company had net charge-offs of $1.5 million. Net charge-offs relating to one non-performing relationship accounted for approximately $0.6 million, or 40%, of the total net charge-offs. The charge-off of this relationship, which had been originated prior to 2000, related to a commercial real estate loan and an associated home equity loan. The Company had previously specifically allocated $0.3 million for the commercial relationship. Information that became available in the first quarter of 2005 led to the charge-off and the revision to the prior estimate of loss for this non-performing credit.

Net charge-offs on depository accounts were $0.4 million, or 29% of total net charge-offs. While charge-offs on depository accounts are appropriately taken against the ALLL, the revenue associated with depository accounts is reflected in service charges, and has been steadily growing as the Company’s core base of checking accounts has grown.

Non-performing assets were $3.8 million at March 31, 2005, representing 0.28% of total loans and other real estate owned. This ratio has been very stable over the last two years, fluctuating between 0.26% at March 31, 2003, and 0.38% at September 30, 2003. Although net charge-offs increased during the first quarter of 2005, the allowance as a percentage of non- performing loans was 490% at March 31, 2005. This coverage percentage is consistent with the Company’s coverage percentage of non- performing loans for the four most recently ended quarters.

Non-interest Income

Net of investment securities gains, non-interest income increased $1.5 million, or 15.5%, to $11.4 million in the first quarter of 2005 as compared to $9.9 million in the first quarter of 2004. The largest source of non-interest income is service charges, which increased from $7.4 million during the first quarter of 2004 to $8.4 million during the first quarter of 2005. The Company also experienced significant increases in trust revenues that were up 21.4%, and additional revenue of $0.4 million from bank-owned life insurance from the settlement of an insured claim.

Non-interest Expenses

Non-interest expenses decreased from $16.4 million in the first quarter of 2004 to $16.0 million in the first quarter of 2005. Lower compensation expense was primarily due to decreased executive severance expense. In accordance with the employment agreements of the Company’s turnaround management team, $0.4 million was incurred for executive severances during the first quarter of 2004 compared with $0.2 million during the first quarter of 2005. The decrease in professional fees and litigation expenses was directly attributable to litigation expense of $0.3 million incurred during the first quarter of 2004 associated with the resolution of the Company’s derivative lawsuit.

Capitalization and Liquidity

One of the Company’s strengths is that it is highly profitable while maintaining strong liquidity and capital. With respect to liquidity, the Company’s loan to deposit ratio was 80.2% and the loan to asset ratio was 59.9% at March 31, 2005. The Company maintained investment securities totaling 32.2% of assets as of this date. Further, the Company’s deposit mix is weighted heavily toward checking and saving accounts that fund 45.4% of assets at March 31, 2005. Time deposits fund 29.2% of assets at March 31, 2005, but very few of these deposits are in accounts that have balances of more than $150,000, reflecting the core retail orientation of the Company. Equity represents 9.8% of total assets, leaving only 15.6% of the Company’s assets funded by short and long-term borrowings and other liabilities.

The Company is also strongly capitalized. Capitalization (as measured by average equity to average assets) was 10.08% at March 31, 2005 as a result of the Company’s strong earnings. The Company’s tangible equity ratio was 9.52% at March 31, 2005. With respect to regulatory capital, at March 31, 2004, the Company’s Leverage Ratio is 11.00%, the Tier I Capital ratio is 15.92%, and the Total Risk-Based Capital ratio is 16.99%. These regulatory capital ratios are significantly above levels required to be considered “well capitalized,” which is the highest possible regulatory designation.

Other Events of Interest

On January 26, 2005, the Company announced that Charles “Skip” R. Hageboeck had been named President & CEO succeeding Gerald R. Francis. Mr. Francis continues as non-executive Chairman of the Board.

On February 23, 2005, the Company announced that Craig G. Stilwell had been named as Executive Vice President of Retail Banking and David L. Bumgarner had been named Chief Financial Officer for the Company.

On March 30, 2005, the Board approved a 14% increase in the quarterly cash dividend to 25 cents per share payable April 30, 2005 to shareholders of record as of April 15, 2005.

On April 5, 2005, the Company and Classic Bancshares announced that they have received all required regulatory approvals of their pending merger. Pending approval by Classic’s shareholders at their special shareholders meeting on May 16, 2005, the merger is expected to be completed on May 20, 2005. Classic’s wholly owned banking subsidiary, Classic Bank, is a $340 million commercial bank that operates a network of 10 full-service branches located in Boyd, Carter, Greenup and Johnson Counties in Kentucky and Lawrence County in Ohio. The merger of City and Classic solidifies City’s market share in the important Huntington/ Ashland MSA. City currently is the fourth largest banking institution in the MSA while Classic is the 11th largest. On a combined basis, City will become the largest banking franchise in this $3.5 billion market with deposits of $361 million, 14 branches and 23 ATMs.

Forward Looking Information

City Holding Company is the parent company of City National Bank of West Virginia.

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such information involves risks and uncertainties that could result in the Company’s actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may not continue to experience significant recoveries of previously charged-off loans and the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses, (4) the Company could have adverse legal actions of a material nature, (5) the Company may face competitive loss of customers, (6) the Company may be unable to manage its expense levels, (7) the Company may have difficulty retaining key employees, (8) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions, (9) changes in general economic conditions and increased competition could adversely affect the Company’s operating results, (10) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results, and (11) the Company may experience difficulties growing loan and deposit balances. Forward-looking statements made herein reflect management’s expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

CITY HOLDING COMPANY AND SUBSIDIARIES

Financial Highlights

(Unaudited)

	Three Months Ended
	March 31 2005	March 31 2004	Percent Change
Earnings ($000s, except per share data):
Net Interest Income (FTE)	$22,496	$22,569	(0.32)%
Net Income	11,678	11,003	6.13%
Earnings per Basic Share	0.70	0.66	6.06%
Earnings per Diluted Share	0.69	0.65	6.15%

Key Ratios (percent):
Return on Average Assets	2.11%	1.99%	5.99%
Return on Average Equity	20.92%	22.26%	(6.00)%
Net Interest Margin	4.40%	4.42%	(0.56)%
Efficiency Ratio	47.36%	50.84%	(6.85)%
Average Shareholders’ Equity to Average Assets	10.08%	8.96%	12.51%
Risk-Based Capital Ratios (a):
Tier I	15.92%	14.63%	8.82%
Total	16.99%	15.89%	6.92%

Common Stock Data:
Cash Dividends Declared per Share	$0.25	$0.22	13.64%
Book Value per Share	13.20	12.09	9.17%
Market Value per Share:
High	36.61	36.18	1.19%
Low	29.01	32.35	(10.32)%
End of Period	29.54	34.59	(14.60)%

Price/Earnings Ratio (b)	10.55	13.10	(19.47)%

(a)	March 31, 2005 risk-based capital ratios are estimated.

(b)	March 31, 2005 price/earnings ratio computed based on annualized first quarter 2005 earnings.

CITY HOLDING COMPANY AND SUBSIDIARIES

Financial Highlights

(Unaudited)

Book Value and Market Price Range per Share

	Book Value per Share				Market Price Range per Share
	March 31	June 30	September 30	December 31	Low	High
2001	$8.82	$8.70	$8.37	$8.67	$5.13	$13.94
2002	8.92	9.40	9.64	9.93	12.04	30.20
2003	10.10	10.74	11.03	11.46	25.50	37.15
2004	12.09	11.89	12.70	13.03	27.30	37.58
2005	13.20				29.01	36.61

Earnings per Basic Share

	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date
2001	$(0.34)	$(1.19)	$(0.46)	$0.45	$(1.54)
2002	0.38	0.45	0.53	0.56	1.93
2003	0.56	0.73	0.69	0.64	2.63
2004	0.66	0.80	0.66	0.67	2.79
2005	0.70				0.70

Earnings per Diluted Share

	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date
2001	$(0.34)	$(1.19)	$(0.46)	$0.45	$(1.54)
2002	0.38	0.45	0.52	0.55	1.90
2003	0.55	0.72	0.68	0.63	2.58
2004	0.65	0.79	0.65	0.66	2.75
2005	0.69				0.69

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Three Months Ended March 31
	2005	2004
Interest Income
Interest and fees on loans	$22,190	$21,723
Interest on investment securities:
Taxable	7,646	7,224
Tax-exempt	435	477
Interest on retained interests	—	740
Interest on deposits in depository institutions	18	11
Interest on federal funds sold	4	—

Total Interest Income	30,293	30,175
Interest Expense
Interest on deposits	5,868	5,692
Interest on short-term borrowings	577	166
Interest on long-term debt	1,585	2,005

Total Interest Expense	8,030	7,863

Net Interest Income	22,263	22,312
Provision for loan losses	—	—

Net Interest Income After Provision for Loan Losses	22,263	22,312
Non-Interest Income
Investment securities gains	3	1,012
Service charges	8,443	7,381
Insurance commissions	592	660
Trust fee income	591	487
Bank owned life insurance	991	581
Mortgage banking income	118	69
Other income	706	730

Total Non-Interest Income	11,444	10,920
Non-Interest Expense
Salaries and employee benefits	7,920	8,127
Occupancy and equipment	1,475	1,494
Depreciation	944	1,006
Professional fees and litigation expense	565	844
Postage, delivery, and statement mailings	653	685
Advertising	705	656
Telecommunications	473	466
Insurance and regulatory	366	331
Office supplies	203	312
Repossessed asset losses and expenses	1	57
Other expenses	2,708	2,455

Total Non-Interest Expense	16,013	16,433

Income Before Income Taxes	17,694	16,799
Income Tax Expense	6,016	5,796

Net Income	$11,678	$11,003

Basic Earnings per Share	$0.70	$0.66
Diluted Earnings per Share	$0.69	$0.65
Average Common Shares Outstanding:
Basic	16,605	16,681
Diluted	16,812	16,972

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited) ($ in 000s)

	Three Months Ended
	March 31, 2005	March 31, 2004
Balance at January 1	$216,080	$190,690
Net income	11,678	11,003
Other comprehensive income:
Change in unrealized gain on securities available-for-sale	(4,746)	3,371
Change in underfunded pension liability	—	—
Cash dividends declared ($0.25/share)	(4,154)	—
Cash dividends declared ($0.22/share)	—	(3,678)
Issuance of 4,800 stock award shares	147	—
Exercise of 14,499 stock options	297	—
Exercise of 74,478 stock options	—	818

Balance at March 31	$219,302	$202,204

CITY HOLDING COMPANY AND SUBSIDIARIES

Condensed Consolidated Quarterly Statements of Income

(Unaudited) ($ in 000s, except per share data)

	Quarter Ended
	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004	March 31 2004
Interest income	$30,293	$29,746	$29,667	$29,293	$30,175
Taxable equivalent adjustment	233	236	236	246	257

Interest income (FTE)	30,526	29,982	29,903	29,539	30,432
Interest expense	8,030	8,112	8,035	7,860	7,863

Net interest income	22,496	21,870	21,868	21,679	22,569
Provision for loan losses	—	—	—	—	—

Net interest income after provision for loan losses	22,496	21,870	21,868	21,679	22,569
Noninterest income	11,444	11,869	10,856	16,389	10,920
Noninterest expense	16,013	17,131	15,783	16,985	16,433

Income before income taxes	17,927	16,608	16,941	21,083	17,056
Income tax expense	6,016	5,285	5,749	7,539	5,796
Taxable equivalent adjustment	233	236	236	246	257

Net income	$11,678	$11,087	$10,956	$13,298	$11,003

Basic earnings per share	$0.70	$0.67	$0.66	$0.80	$0.66
Diluted earnings per share	0.69	0.66	0.65	0.79	0.65
Cash dividends declared per share	0.25	0.22	0.22	0.22	0.22
Average Common Share (000s):
Outstanding	16,605	16,572	16,584	16,694	16,681
Diluted	16,812	16,810	16,812	16,935	16,972
Net Interest Margin	4.40%	4.27%	4.27%	4.20%	4.42%

CITY HOLDING COMPANY AND SUBSIDIARIES

Non-Interest Income and Non-Interest Expense

(Unaudited) ($ in 000s)

	Quarter Ended
	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004	March 31 2004
Non-Interest Income:
Service charges	$8,443	$8,678	$8,440	$8,110	$7,381
Insurance commissions	592	754	600	718	660
Trust fee income	591	466	446	627	487
Bank owned life insurance	991	1,184	575	591	581
Mortgage banking income	118	70	72	71	69
Net proceeds from litigation settlement	—	—	—	5,453	—
Other income	706	685	719	695	730

Subtotal	11,441	11,837	10,852	16,265	9,908
Investment security gains	3	32	4	124	1,012

Total Non-Interest Income	$11,444	$11,869	$10,856	$16,389	$10,920

Non-Interest Expense:
Salaries and employee benefits	$7,920	$9,578	$8,150	$8,390	$8,127
Occupancy and equipment	1,475	1,560	1,472	1,459	1,494
Depreciation	944	981	972	974	1,006
Professional fees and litigation expense	565	571	668	1,181	844
Postage, delivery, and statement mailings	653	589	601	598	685
Advertising	705	600	459	651	656
Telecommunications	473	403	488	463	466
Insurance and regulatory	366	330	342	320	331
Office supplies	203	210	252	273	312
Repossessed asset (gains) losses and expenses	1	(31)	5	(108)	57
Loss on early exinguishment of debt	—	—	—	263	—
Other expenses	2,708	2,340	2,374	2,521	2,455

Total Non-Interest Expense	$16,013	$17,131	$15,783	$16,985	$16,433

Employees (Full Time Equivalent)	689	691	692	692	690
Branch Locations	56	56	56	54	54

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

($ in 000s)

	March 31 2005	December 31 2004
	(Unaudited)
Assets
Cash and due from banks	$45,582	$52,854
Interest-bearing deposits in depository institutions	3,804	3,230

Cash and cash equivalents	49,386	56,084
Investment securities available-for-sale, at fair value	662,519	620,034
Investment securities held-to-maturity, at amortized cost	59,684	59,740

Total investment securities	722,203	679,774
Loans:
Residential real estate	463,869	469,458
Home equity	302,262	308,173
Commercial real estate	409,064	400,801
Other commercial	66,485	71,311
Loans to depository institutions	10,000	—
Installment	16,065	18,145
Indirect	7,960	10,324
Credit card	16,954	18,126
Previously securitized loans	50,588	58,436

Gross Loans	1,343,247	1,354,774
Allowance for loan losses	(16,325)	(17,815)

Net loans	1,326,922	1,336,959
Bank owned life insurance	51,381	50,845
Premises and equipment	33,898	34,607
Accrued interest receivable	10,778	9,868
Net deferred tax assets	29,223	27,025
Other assets	20,492	18,068

Total Assets	$2,244,283	$2,213,230

Liabilities
Deposits:
Noninterest-bearing	$326,605	$319,425
Interest-bearing:
Demand deposits	413,700	411,127
Savings deposits	278,416	281,466
Time deposits	656,421	660,705

Total deposits	1,675,142	1,672,723
Short-term borrowings	163,813	145,183
Long-term debt	148,836	148,836
Other liabilities	37,190	30,408

Total Liabilities	2,024,981	1,997,150
Stockholders’ Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	—	—
Common stock, par value $2.50 per share: 50,000,000 shares authorized; 16,919,248 shares issued and outstanding at March 31, 2005 and December 31, 2004, including 303,041 and 331,191 shares in treasury	42,298	42,298
Capital surplus	55,121	55,512
Retained earnings	135,698	128,175
Cost of common stock in treasury	(7,925)	(8,761)
Accumulated other comprehensive (loss) income:
Unrealized (loss) gain on securities available-for-sale	(3,465)	1,281
Underfunded pension liability	(2,425)	(2,425)

Total Accumulated Other Comprehensive (Loss) Income	(5,890)	(1,144)

Total Stockholders’ Equity	219,302	216,080

Total Liabilities and Stockholders’ Equity	$2,244,283	$2,213,230

CITY HOLDING COMPANY AND SUBSIDIARIES

Loan Portfolio

(Unaudited) ($ in 000s)

	March 31 2005	December 31 2004	September 30 2004	June 30 2004	March 31 2004
Residential real estate	$463,869	$469,458	$468,372	$459,759	$439,643
Home equity	302,262	308,173	304,934	301,231	292,192
Commercial real estate	409,064	400,801	377,742	374,292	347,724
Other commercial	66,485	71,311	70,745	73,139	74,743
Loans to depository institutions	10,000	—	—	—	20,000
Installment	16,065	18,145	20,221	24,722	28,351
Indirect	7,960	10,324	13,020	16,140	20,006
Credit card	16,954	18,126	17,893	17,961	18,119
Previously securitized loans	50,588	58,436	70,970	83,385	92,954

Gross Loans	$1,343,247	$1,354,774	$1,343,897	$1,350,629	$1,333,732

CITY HOLDING COMPANY AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields, and Rates

(Unaudited) ($ in 000s)

	Three Months Ended March 31,
	2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Loan portfolio:
Residential real estate	$466,011	$6,520	5.60%	$441,123	$6,852	6.21%
Home equity	306,354	4,273	5.58%	286,267	3,176	4.44%
Commercial real estate	401,294	5,929	5.91%	348,871	4,867	5.58%
Other commercial	68,279	1,004	5.88%	74,594	962	5.16%
Loans to depository institutions	7,889	49	2.48%	3,297	9	1.09%
Installment	17,094	541	12.66%	31,092	877	11.28%
Indirect	9,097	248	10.90%	22,393	612	10.93%
Credit card	17,543	544	12.40%	18,414	554	12.03%
Previously securitized loans	54,928	3,082	22.44%	84,843	3,814	17.98%

Total loans	1,348,489	22,190	6.58%	1,310,894	21,723	6.63%
Securities:
Taxable	657,240	7,646	4.65%	674,187	7,224	4.29%
Tax-exempt	37,306	668	7.16%	39,974	734	7.34%

Total securities	694,546	8,314	4.79%	714,161	7,958	4.46%
Retained interest in securitized loans	—	—	—	12,724	740	23.26%
Deposits in depository institutions	3,714	18	1.94%	5,646	11	0.78%
Federal funds sold	583	4	2.74%	—	—	—

Total interest-earning assets	2,047,332	30,526	5.96%	2,043,425	30,432	5.96%
Cash and due from banks	43,866			44,710
Bank premises and equipment	34,333			35,004
Other assets	106,588			105,052
Less: Allowance for loan losses	(17,480)			(21,222)

Total assets	$2,214,639			$2,206,969

Liabilities:
Interest-bearing demand deposits	$413,224	$716	0.69%	$397,454	$604	0.61%
Savings deposits	277,116	355	0.51%	279,392	363	0.52%
Time deposits	657,546	4,797	2.92%	661,731	4,725	2.86%
Short-term borrowings	144,069	577	1.60%	117,214	166	0.57%
Long-term debt	148,836	1,585	4.26%	221,221	2,005	3.63%

Total interest-bearing liabilities	1,640,791	8,030	1.96%	1,677,012	7,863	1.88%
Noninterest-bearing demand deposits	321,648			307,608
Other liabilities	28,951			24,658
Stockholders’ equity	223,249			197,691

Total liabilities and stockholders’ equity	$2,214,639			$2,206,969

Net interest income		$22,496			$22,569

Net yield on earning assets			4.40%			4.42%

CITY HOLDING COMPANY AND SUBSIDIARIES

Analysis of Risk-Based Capital

(Unaudited) ($ in 000s)

	March 31 2005(a)	Dec. 31 2004	Sept. 30 2004	June 30 2004	March 31 2004
Tier I Capital:
Stockholders’ equity	$219,302	$216,080	$210,285	$197,569	$202,204
Goodwill and other intangibles	(6,204)	(6,255)	(6,306)	(6,357)	(6,408)
Accumulated other comprehensive income	5,890	1,144	(1,146)	6,454	(4,742)
Qualifying trust preferred stock	28,000	28,000	28,000	28,000	30,000
Excess deferred tax assets	(4,524)	(3,129)	—	(6,922)	(807)

Total tier I capital	$242,464	$235,840	$230,833	$218,744	$220,247

Total Risk-Based Capital:
Tier I capital	$242,464	$235,840	$230,833	$218,744	$220,247
Qualifying allowance for loan losses	16,325	17,815	18,537	18,939	19,169

Total risk-based capital	$258,789	$253,655	$249,370	$237,683	$239,416

Net risk-weighted assets	$1,522,881	$1,524,581	$1,517,158	$1,514,261	$1,505,892
Ratios:
Average stockholders’ equity to average assets	10.08%	9.81%	9.26%	9.33%	8.96%
Tangible capital ratio	9.52%	9.51%	9.24%	8.71%	8.85%
Risk-based capital ratios:
Tier I capital	15.92%	15.47%	15.21%	14.43%	14.63%
Total risk-based capital	16.99%	16.64%	16.44%	15.68%	15.89%
Leverage capital	11.00%	10.74%	10.47%	9.89%	10.01%

(a) March 31, 2005 risk-based capital ratios are estimated.

CITY HOLDING COMPANY AND SUBSIDIARIES Intangibles (Unaudited) ($ in 000s)

	As of and for the Quarter Ended
	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004	March 31 2004
Intangibles, net	$6,204	$6,255	$6,306	$6,357	$6,408
Intangibles amortization expense	51	51	51	51	51

CITY HOLDING COMPANY AND SUBSIDIARIES

Summary of Loan Loss Experience

(Unaudited) ($ in 000s)

	Quarter Ended
	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004	March 31 2004
Balance at beginning of period	$17,815	$18,537	$19,833	$20,289	$21,426
Charge-offs:
Residential real estate	237	166	299	173	217
Home equity	421	5	105	66	133
Commercial real estate	393	105	1,134	44	342
Other commercial	36	14	220	22	159
Installment	308	458	568	457	588
Overdraft deposit accounts	744	586	631	610	787

Total charge-offs	2,139	1,334	2,957	1,372	2,226
Recoveries:
Residential real estate	37	137	196	133	104
Home equity	—	—	1	—	5
Commercial real estate	50	10	922	201	311
Other commercial	45	80	103	127	55
Installment	205	147	183	202	260
Overdraft deposit accounts	312	238	256	253	354

Total recoveries	649	612	1,661	916	1,089

Net charge-offs	1,490	722	1,296	456	1,137
Provision for loan losses	—	—	—	—	—

Balance at end of period	$16,325	$17,815	$18,537	$19,833	$20,289

Loans outstanding	$1,343,247	$1,354,774	$1,343,897	$1,350,629	$1,333,732

Average loans outstanding	1,348,489	1,347,297	1,348,265	1,342,001	1,310,894

Allowance as a percent of loans outstanding	1.22%	1.31%	1.38%	1.47%	1.52%

Allowance as a percent of non-performing loans	490%	487%	515%	493%	432%

Net charge-offs (annualized) as a percent of average loans outstanding	0.44%	0.21%	0.38%	0.14%	0.35%

CITY HOLDING COMPANY AND SUBSIDIARIES

Summary of Non-Performing Assets

(Unaudited) ($ in 000s)

	March 31 2005	Dec. 31 2004	Sept. 30 2004	June 30 2004	March 31 2004
Nonaccrual loans	$2,641	$2,147	$1,924	$1,792	$2,268
Accruing loans past due 90 days or more	322	677	800	689	1,039
Previously securitized loans past due 90 days or more	372	832	876	1,544	1,388

Total non-performing loans	3,335	3,656	3,600	4,025	4,695
Other real estate owned	463	247	267	171	296

Total non-performing assets	$3,798	$3,903	$3,867	$4,196	$4,991

Non-performing assets as a percent of loans and other real estate owned	0.28%	0.29%	0.29%	0.31%	0.37%